EMPLOYMENT AGREEMENT


This Employment Agreement (this "AGREEMENT") is made effective as of August __, 2000, by and between TAM Restaurants, Inc. ("TAM"), of 1163 Forest Ave., Staten Island, New York, 11803 and Anthony B. Golio ("MR. GOLIO"), of 9 Shatel Road, Plainview, New York, 11803.

         A. TAM is engaged in the business of operating multi-unit restaurant and catering operations. As of the date of the agreement, it is expected by both parties that Mr. Golio will primarily perform the job duties at the following location: 1163 Forest Ave., Staten Island, New York. Mr. Golio agrees that this location may change over time within the metropolitan New York area.

         B. TAM desires to continue to retain the services of Mr. Golio.

         C. Mr. Golio desires to continue being employed by TAM.

Therefore, the parties agree as follows:

1. EMPLOYMENT. TAM shall employ Mr. Golio as the Executive Vice President, Chief Operating Officer, Chief Financial Officer, and President. Mr. Golio shall provide to TAM the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. Mr. Golio accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of TAM's Chairman, Kenneth Harris, TAM's Board of Directors and TAM's Executive Committee.

2. BEST EFFORTS OF EMPLOYEE. Mr. Golio agrees to perform faithfully, industriously, and to the best of Mr. Golio's ability, experience, and talents, all of the duties that may be reasonably required by the express and implicit terms of this Agreement. Such duties shall be provided at such place(s) as the needs, business, or opportunities of TAM may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Mr. Golio under this Agreement, TAM will pay Mr. Golio a base annual salary of $160,000.00 payable on Wednesday of every other week in accordance with the normal payroll practices of TAM, which are subject to change. This salary will be retroactive to July 1, 2000.

4. BONUS PAYMENTS. In addition to the payments under the preceding paragraph, Mr. Golio shall also be entitled to earn bonus payments of up to 20% of his base compensation as listed above (hereinafter referred to as the "TARGET BONUS"). Target Bonus payments shall be made quarterly, and shall be based on Mr. Golio's achievement of TAM's overall corporate budget target relative to EBITDA (defined as earnings before interest, depreciation, taxes and amortization), for all operating restaurants owned by TAM, inclusive of corporate overhead. Said budget will be prepared by Mr. Golio and TAM's Controller with input from each of TAM's operating restaurant's General Managers, and approved by the Board of Directors. The projected EBITDA included in that budget shall be the target for which Mr. Golio's bonus payments will be based. However, should TAM experience any



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extraordinary unbudgeted expenses, (i.e. shareholder lawsuits, additional accounting and legal fees incurred as a result of the sale or potential sale of TAM, the securing of additional debt or equity financing, etc.) for which Mr. Golio has no control, then those expenses shall be excluded from any calculation of EBITDA for the purposes of determining Mr. Golio's bonus payments. Similarly, an adjustment will be made for any windfall or account adjustment for which Mr. Golio has no influence or control over.

Using the above definition of EBITDA , should TAM's EBDITA achieve 100% of projections in any payment period, then Mr. Golio shall receive a bonus equal to 100% of the Target Bonus for that quarter. Should TAM's EBDITA exceed projections in any payment period, then Mr. Golio shall receive a bonus equal to 100% of the Target Bonus for that quarter, plus the additional percentage of increase (for example should TAM's EBITDA achieve 105% of projections then, Mr. Golio shall receive a Target Bonus equal to 105% of the target bonus for that quarter). Conversely, should TAM's EBITDA fall short of projections in any payment period, then Mr. Golio shall receive a Target Bonus equal to the percentage of EBITDA achieved, (for example should TAM's EBITDA achieve 95% of projection then, Mr. Golio shall receive a bonus equal to 95% of the Target Bonus for that quarter). Mr. Golio shall receive such bonus payments providing that TAM achieves at least 80% of its targeted EBDITA projections in any quarter. Bonus payments shall be made to Mr. Golio within seven (7) business days of the close of each quarter by TAM's Controller. TAM shall withhold 30% of each quarterly bonus payment for distribution to Mr. Golio within 7 business days of the completion of the annual audit conducted by TAM's outside accountants, at which time the full year EBITDA will be compared to the approved corporate budget or any approved adjustment thereto, and Mr. Golio will receive an additional payment (or the next quarterly Target Bonus shall be reduced) reconciling the bonus payments Mr. Golio received for that year to the total bonus that he is entitled to based on the year end audit. The Target Bonus shall be paid pro rata for any period less than a full quarter that Mr. Golio is employed by TAM. In the event of a "Change of Control" (as defined below) Mr. Golio shall be immediately entitled to receive 100% of any and all Target Bonus payments and reserve funds as of the date such Change of Control occurs.

       A. ACCOUNTING. TAM shall maintain records in sufficient detail for purposes of determining the amount of the Target Bonus. TAM shall provide to Mr. Golio a written accounting that sets forth the manner in which the Target Bonus payment was calculated. Mr. Golio, or Mr. Golio's agent, shall have the right to inspect TAM's records for the purposes of verifying the calculation of the Target Bonus payments.

       B. DEATH OF THE EMPLOYEE. If Mr. Golio dies during the term of this Agreement, Mr. Golio's estate shall be entitled to payments or partial Target Bonus payments for the period ending with the date of Mr. Golio's death.

5. GRANT OF OPTIONS. Mr. Golio shall also be entitled to the grant of options to purchase common shares of TAM. Specifically, he shall receive options (pursuant to TAM's 1997 Stock Option Plan) to purchase 100,000 common shares of TAM at an exercise price equal to $.50 per common share (the "OPTIONS"). The Options shall become exercisable in the following amounts at the following times: 25% of the Options shall become exercisable immediately upon the execution of this Agreement. Thereafter, 25% of the Options shall become exercisable at the end of

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each six-month period following the execution of this Agreement until the full grant of Options has become fully vested and exercisable. All Options granted as part of this Agreement shall therefore become fully vested and exercisable 18 months from the date this Agreement has been executed by all parties. However, in the event of a Change of Control (as defined below), all Options that have been granted to Mr. Golio which have not become exercisable shall immediately become exercisable. "Change of Control" shall be defined as: (i) the sale of all or substantially all of the assets of TAM; (ii) a sale (including an exchange) of all or substantially all of the shares of stock of TAM; or (iii) the merger, consolidation, liquidation, amalgamation or like transaction of TAM with or into another corporation. These options shall shall terminate five years after Mr. Golio's employment is terminated hereunder.

6. CHANGE OF CONTROL BONUS. In the event that TAM closes a transaction prior to July 1, 2001 thereby selling all or part of its assets, or a Change of Control occurs as defined above, resulting in the elimination of Corporate overhead and the termination of Mr. Golio as President and Chief Operating Officer, Mr. Golio shall receive a special cash bonus of $50,000 plus the equivalent of six months salary, continued medical coverage for six months, and an additional grant of options to purchase 50,000 common shares at an exercise price equal to $.50 per common share. These options shall vest and be exercisable immediately by Mr. Golio. This cash bonus and issuance of these options shall occur within five business days after the termination of Mr. Golio's employment with TAM as set forth above. These options shall have an exercise price of $.50 per share, and shall terminate five years after Mr. Golio's employment is terminated hereunder.

7. EXPENSE REIMBURSEMENT. All travel and other expenses (including but not limited to, meals, postage, professional dues and expenses, cost of job-related education, if course work is successfully completed) incident to the rendering of services reasonably incurred on behalf of TAM by Mr. Golio during the term of this Agreement shall be paid by TAM. If any such expenses are paid in the first instance by Mr. Golio, TAM shall reimburse him therefor on presentation of appropriate receipts for any such expenses, provided that any individual expense over $750 must be approved by the Chairman of the Board of TAM. TAM agrees that it shall make all lease payments (during the time that Mr. Golio is employed by TAM pursuant to this Agreement) on his currently owned Chevrolet Blazer, and related auto insurance, gas, and tolls, and related repairs and maintenance on such automobile. For the convenience of TAM during his employment, Mr. Golio will extend us one or more of his credit cards for use by key TAM employees as payment for normal expenses incurred, TAM shall pay within the terms of such credit obligations all charges, expenses, fees, late fees, interest charges, etc. related to such purchases made by said TAM employees provided such purchases are in connection with the ongoing business of TAM and approved by the Officers of TAM..

8. BENEFITS. During the time this Agreement is in effect, Mr. Golio shall be entitled to employment benefits, including personal leave, sick leave, vacation, health insurance, dental insurance, short and long-term disability insurance, life insurance, and pension plan as provided by TAM's policies governing these benefits.

9. TERM/TERMINATION. Mr. Golio's employment under this Agreement shall be for an unspecified term on an "at will" basis as follows. This Agreement may be terminated by TAM upon 90 calendar day's written notice, and by Mr. Golio upon

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90 calendar day's written notice. If either TAM or Mr. Golio shall so terminate this Agreement, Mr. Golio shall be entitled to receive his full salary, Target Bonus, and welfare benefits (including health insurance) for the term of the 90-day notice period. During this 90 day period, Mr. Golio shall remain on TAM's payroll, shall assist TAM in any transition process, and his Options shall continue to become exercisable to the same extent they otherwise would. On the final day of the 90-day notice period (solely in the event of the termination of this Agreement by TAM without cause), all of the Options shall vest (if they have not already) Mr. Golio shall receive, in a lump sum, a severance payment equal to six month's salary, any Target Bonus payment held in reserve as set forth above, any earned Target Bonus through such date, and/or deferred Target Bonus, and his accrued vacation pay. TAM shall continue to pay for Mr. Golio's health insurance benefits for six (6) months after the conclusion of the aforementioned 90-day notice period (solely in the event of the termination of this Agreement by TAM without cause).

If the Board of Directors terminates Mr. Golio for cause then TAM shall have no further obligation to Mr. Golio other than the payment of salary through the effective date of termination and Mr. Golio shall have no further obligations or duties to TAM other than the terms set forth in Section 10 below. For purposes of this Agreement, "for cause" is defined as: (i) the engaging by the Mr. Golio in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to TAM, monetarily or otherwise, as determined by a court of competent jurisdiction, or (ii) the conviction of Mr. Golio of a felony by a court of competent jurisdictionIn such event all Options that have not already vested shall be returned to TAM.

In the event of the inability of Mr. Golio, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period his salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of Mr. Golio's employment due to such disability, TAM shall have no further obligations or duties to the Employee, except: all of the Options shall vest (if they have not already) for the payment of any Target Bonus payment held in reserve as set forth above, any earned Target Bonus through such date, and/or deferred Target Bonus, and his accrued vacation pay. TAM shall continue to pay for Mr. Golio's health insurance benefits for six (6) months after the conclusion of such period.

10. CONFIDENTIALITY: NON-COMPETITION. Upon termination of employment with TAM, Mr. Golio hereby agrees not to take copies of or make proprietary confidential information available to third parties including but not limited to internal financial documents, personnel lists and compensation, internal correspondence, customer lists and menu item recipes, formulations and costs without the express written consent of TAM's Board of Directors. Mr. Golio further agrees that for a period of six months following his termination he shall not directly or indirectly hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any officer or restaurant General Manager then under employment of TAM to discontinue or alter his relationship with TAM. Failure to abide by the terms of this Section shall be grounds for the forfeiture of all severance and bonus payments and stock option grants or net proceeds from the executions of said options.

11. INDEMNIFICATION: TAM shall indemnify and hold harmless Mr. Golio against any and all expenses reasonably incurred by him in connection with or arising out of
a) the defense on any action, suit or proceeding in which he is a party, or b) any claim asserted or threatened against him, in either case by reason of or


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relating to his being or having been an employee, officer or director of the
TAM, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by TAM. The foregoing indemnification obligation is independent of any similar obligation provided in TAM's Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to Mr. Golio's employment.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third business day after being deposited in the United States mail, postage paid, addressed as follows:

        TAM:

        Mr. Kenneth Harris
        Chairman of the Board
        C/o Kayne Anderson Investment Management
        1800 Avenue of the Stars
        Los Angeles, Ca 90067

           And

         Mr. Barry Krantz, Director &
           Chairman of Compensation Committee
        11 Ironwood
        Irvine, Ca 92714.

        MR. GOLIO:

        Anthony B. Golio
        9 Shatel Road
        Plainview, New York 11803

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may only be modified or amended, if in writing and signed by both parties.


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15. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be exclusively construed in accordance with and under and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, or in connection with or by reason of this Agreement, the exclusive laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Each of the parties consents to the exclusive jurisdiction of the U.S. District Court sitting in the Southern District of the State of New York or the Supreme Court of the State of New York sitting in Manhattan, in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdiction.

18. SUCCESSORS. This Agreement shall be binding upon TAM and any of its successors and assigns. In the event of a Change of Control (as defined above), the provisions of this Agreement shall be binding upon the corporation resulting from such merger or to which the assets shall be sold, exchanged, transferred, or consolidated.

19. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.


TAM Restaurants, Inc.


By:    ___________________________________      Date:  ______________________
       Kenneth Harris
       Chairman of the Board

AGREED TO AND ACCEPTED:



       __________________________________ Date:  ______________________
       Anthony B. Golio